UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒        Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SEVCON, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-(6) (i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
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On August 22, 2017, a putative class action lawsuit captioned Louis Scarantino v. Sevcon, Inc., et al., Case No. 1:17-cv-11580, was filed in the United States District Court for the District of Massachusetts by Louis Scarantino, a purported stockholder of Sevcon, Inc. (the “Company”), against the Company, its directors, BorgWarner Inc. (“BorgWarner”) and Slade Merger Sub Inc. (“Merger Sub”), challenging the proposed merger (“Scarantino Action”). The complaint asserts a claim for violations of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Securities and Exchange Commission (the “SEC”) Rule 14a-9 against the Company and its directors, and a claim for violations of Section 20(a) of the Exchange Act against the Company’s directors and BorgWarner for allegedly disseminating a materially misleading proxy statement, in connection with the proposed merger. The complaint seeks, among other things, injunctive relief enjoining the consummation of the proposed merger, rescissory damages, and costs, including attorneys’ and experts’ fees.

On August 28, 2017, a second putative class action lawsuit captioned Jack Wilkinson v. Sevcon, Inc., et al., C.A. No. 1:17-cv-11618, was also filed in the United States District Court for the District of Massachusetts by Jack Wilkinson, a purported stockholder of the Company, against the Company and its directors, challenging the proposed merger (“Wilkinson Action”). The Wilkinson Action contains allegations similar to those in the Scarantino Action. On August 30, 2017, plaintiffs in the Scarantino Action, on behalf of plaintiffs in both the Scarantino Action and the Wilkinson Action, sent a letter demanding certain disclosures related to the filed complaints (the “Letter”).

The Company believes that both lawsuits are without merit.

The Company is hereby disclosing certain additional information (the “Supplemental Disclosures”) in response to the two putative class action complaints and solely for the purpose of mooting the allegations contained therein. The Company denies the allegations of the two class action complaints, and denies any violations of law. The Company believes that the Proxy disclosed all material information, and denies that the Supplemental Disclosures are material, or are otherwise required. The Company is disclosing the Supplemental Disclosures solely for the purpose of avoiding the expense and burden of litigation.

Supplemental Disclosures to the Definitive Proxy Statement

This supplemental information should be read in connection with the Company’s definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) filed with the SEC on August 24, 2017, which should be read in its entirety. Nothing herein shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein. All page references in the information below are to pages in the Definitive Proxy Statement, and all terms used below shall have the meanings set forth in the Definitive Proxy Statement.

***

(1)	The sixth full paragraph on page 38 of the section beginning on page 34 entitled “The Merger—Background of the Merger” is hereby amended and restated as follows (the additional language is underlined):

Also on March 13, 2017, a representative of Party B contacted Mr. Boyle regarding its interest in potentially acquiring Sevcon, and Sevcon and Party B subsequently entered into a nondisclosure agreement, although no material confidential information was provided to Party B. A representative of Party B subsequently informed Mr. Boyle that Party B was not interested in pursuing further discussions regarding an acquisition of Sevcon. Under the terms of the nondisclosure agreement between the Company and Party B and the merger agreement, Party B is not prohibited from making a proposal to acquire Sevcon.

(2)	The table on page 54 of the section beginning on page 52 entitled “Fairness Opinion of Financial Advisor—Selected Public Companies Analysis” is hereby amended and restated as follows:

	EV/Sales Ratio			EV/EBITDA Ratio			EV/EBIT Ratio			PE Ratio		PEG Ratio
	2017E	2018E	2019E	2017E	2018E	2019E	2017E	2018E	2019E	2017E	2018E	2017E	2018E
Selected Public Companies

Continental Aktiengesellschaft	1.05x	1.00x	0.95x	6.8x	6.2x	5.8x	9.7x	8.7x	8.2x	12.5x	11.2x	1.0x	1.0x

Delphi Automotive PLC	1.71x	1.64x	1.55x	10.0x	9.3x	8.7x	13.1x	12.1x	11.2x	14.0x	12.9x	1.6x	1.6x

Schaeffler AG	0.92x	0.88x	0.85x	5.2x	4.9x	4.6x	7.6x	7.2x	6.8x	8.3x	7.4x	0.2x	0.7x

BorgWarner Inc.	1.32x	1.27x	1.20x	7.6x	7.4x	7.1x	10.1x	9.9x	9.4x	13.2x	12.2x	1.5x	1.5x

Allison Transmission Holdings, Inc.	4.15x	3.92x	3.75x	11.7x	10.9x	10.4x	15.7x	14.4x	13.4x	23.2x	19.7x	0.6x	1.1x

DENSO Corporation	0.78x	0.75x	0.73x	6.1x	5.7x	5.4x	10.6x	9.9x	9.1x	14.6x	13.7x	2.5x	2.1x

Eaton Corporation plc	2.28x	2.21x	2.15x	13.4x	12.5x	11.9x	18.6x	17.0x	15.7x	17.7x	16.1x	2.5x	1.5x

Nidec Corporation	2.71x	2.42x	2.26x	16.3x	14.1x	12.3x	23.0x	19.7x	17.4x	28.4x	24.7x	1.5x	1.6x

Mitsubishi Electric Corporation	0.81x	0.78x	0.76x	7.8x	7.0x	6.5x	11.9x	10.6x	9.7x	16.0x	14.5x	13.1x	1.4x

Mabuchi Motor Co., Ltd.	1.85x	1.74x	1.64x	8.4x	7.6x	6.9x	10.8x	9.9x	9.0x	19.1x	17.8x	6.7x	2.5x

Johnson Electric Holdings Limited	1.21x	1.13x	1.05x	7.6x	7.0x	6.5x	11.4x	10.3x	9.5x	12.9x	11.9x	0.6x	1.5x

Sensata Technologies Holding N.V.	3.27x	3.20x	3.11x	13.4x	11.9x	11.6x	15.6x	13.7x	12.9x	14.6x	13.5x	1.9x	1.6x

	EV/Sales Ratio			EV/EBITDA Ratio			EV/EBIT Ratio			PE Ratio		PEG Ratio
	2017E	2018E	2019E	2017E	2018E	2019E	2017E	2018E	2019E	2017E	2018E	2017E	2018E
Selected Public Companies
Gentex Corporation	2.61x	2.44x	2.25x	7.3x	6.8x	6.3x	8.6x	8.1x	7.3x	14.6x	13.4x	1.5x	1.5x

CTS Corporation	1.70x	1.63x	1.57x	8.8x	8.2x	7.7x	n.m.	n.m.	n.m.	19.3x	17.7x	2.1x	1.9x

MiX Telematics Limited	1.27x	1.18x	1.10x	6.2x	5.1x	4.6x	12.8x	10.3x	9.1x	21.1x	18.3x	n.a.[3]	1.2x

First Sensor AG	1.13x	1.08x	1.00x	9.5x	8.6x	7.8x	16.7x	13.9x	11.9x	19.5x	16.8x	1.4x	1.1x

Min.	0.78x	0.75x	0.73x	5.2x	4.9x	4.6x	7.6x	7.2x	6.8x	8.3x	7.4x	0.2x	0.7x

Avg.	1.80x	1.71x	1.62x	9.1x	8.3x	7.8x	13.1x	11.7x	10.7x	16.8x	15.1x	2.6x	1.5x

Med.	1.51x	1.45x	1.37x	8.1x	7.5x	7.0x	11.9x	10.3x	9.5x	15.3x	14.1x	1.5x	1.5x

Max.	4.15x	3.92x	3.75x	16.3x	14.1x	12.3x	23.0x	19.7x	17.4x	28.4x	24.7x	13.1x	2.5x

Sevcon

$13.69[1]	2.10x	1.75x	1.16x	n.a.	52.0x	7.4x	n.a3	n.a.[3]	8.9x	n.a.[3]	n.a.[3]	n.a.[3]	n.a.[3]

$22.00[2]	3.11x	2.60x	1.73x	n.a.	77.2x	10.9x	n.a3	n.a.[3]	13.2x	n.a.[3]	n.a.[3]	n.a.[3]	n.a.[3]

(3)	Footnote 5 to the table on page 55 of the section beginning on page 54 entitled “Fairness Opinion of Financial Advisor—Selected Precedent Transactions Analysis” is hereby amended and restated as follows (the additional language is underlined and the deleted language is struck through):

~~The~~Subsequent to the execution of the merger agreement, Rothschild notified the Special Committee that the financial analyses reviewed with the Special Committee on July 14, 2017 contained an incorrect presentation of the median of the EV/LTM Sales Ratios and the following incorrect multiples relating to the acquisition of Haldex AB: EV/LTM EBITDA Ratio and EV/LTM EBIT Ratio. This table corrects such multiples relating to the acquisition of Haldex AB as well as the overall average and median for such multiples and the median of the EV/LTM Sales Ratios. Rothschild has confirmed that these incorrect multiples, averages and medians were not material to its financial analyses or its opinion.

(4)	The first full paragraph of the section beginning on page 56 entitled “Fairness Opinion of Financial Advisor—Illustrative Discounted Cash Flow Analysis” is hereby amended and restated as follows (the additional language is underlined and the deleted language is struck through):

Rothschild performed an illustrative discounted cash flow analysis of Sevcon to derive a range of implied values per share of Sevcon. Rothschild calculated a range of implied EVs, by adding (x) the estimated unlevered, after-tax free cash flows over fourth quarter 2017 and fiscal years 2018 through 2022, as provided in the June forecasts, assuming $1.6 million in estimated benefits of Sevcon’s net operating losses for each of the years 2019 through 2022, as provided by Sevcon’s management and approved for Rothschild’s use, after the application of a range of illustrative after-tax discount rates of 14.00% to 16.00%, which was based on the estimated weighted average cost of capital for Sevcon~~, to (y) the~~ derived by application of the capital asset pricing model, which requires certain inputs including Sevcon’s beta, betas for comparable companies, the estimated cost of long-term debt for Sevcon, the estimated marginal cash tax rate for Sevcon and the estimated marginal cash tax rates of comparable companies, the capital structure weightings for Sevcon and the capital structure weightings of comparable companies, the risk-free rate and an equity risk premium, including a size risk premium, to (y) the estimated terminal value of Sevcon, after the application of a range of illustrative after-tax discount rates of 14.00% to 16.00%. Rothschild estimated the terminal value of Sevcon by applying an illustrative range of growth rates in perpetuity of 3.0% to 5.0%, ~~which~~selected by Rothschild ~~selected~~ using its experience and professional judgment, to the estimated unlevered, after-tax free cash flows for the terminal period generated by Rothschild~~.~~, which resulted in a range of estimated terminal values, after the application of an illustrative after-tax discount rates of 14.00% to 16.00%, the midpoint of which was $114.6 million. Unlevered, after-tax free cash flows for the terminal period were calculated as EBIAT (earnings before interest after tax) after application of the illustrative range of growth rates described above, less increases in net working capital after application of the such illustrative range of growth rates to Sevcon’s net working capital as of September 30, 2022, plus depreciation, less capital expenditures, each of the foregoing (other than the illustrative range of growth rates) as reflected in the June forecasts for fiscal year 2022. Rothschild then subtracted from such illustrative EVs the $32.5 million estimated amount of net debt of Sevcon as of July 13, 2017, as provided by the management of Sevcon and approved for Rothschild’s use, to reach a range of implied equity values. Rothschild then divided such implied equity values by the ~~number of fully diluted~~ 7,226,629 shares of common stock of Sevcon outstanding~~, as~~ on a fully diluted basis calculated by Rothschild using the treasury method and equity capitalization information provided by the management of Sevcon and approved for Rothschild’s use, to reach the following range of implied values per share of common stock of Sevcon, rounded to the nearest $0.25: $15.00 to $22.75.

(5)	The section beginning on page 56 entitled “Fairness Opinion of Financial Advisor—Other Factors” is hereby amended and restated as follows (the additional language is underlined and the deleted language is struck through):

In rendering its opinion, for illustrative purposes only and not relied upon in reaching its conclusion, Rothschild also reviewed and considered other factors, including:

•	historic closing prices of shares of common stock of Sevcon, noting, as a reference point, that the closing price of a share of common stock of Sevcon, rounded to the nearest $0.25, ranged from $8.25 to $16.50 in the 52-week period preceding July 14, 2017;

•	the most recent future public market trading price target published by Craig-Hallum Capital Group LLC, the only research analyst covering Sevcon, noting that the one (1)-year target price of $24.00 per share of common stock of Sevcon published by Craig-Hallum Capital Group LLC on May 16, 2017 discounted to July 14, 2017 at a discount rate of 17.00%, reflecting an estimate of Sevcon’s cost of equity and rounded to the nearest $0.25 would be $20.50 per share of common stock of Sevcon;

•

the premiums paid in selected precedent transactions involving U.S.-listed targets announced between September 1, 2010 and June 21, 2017 with implied equity values between $50 million and $200 million (excluding financial institutions and real estate companies), noting that the first (1st) and third (3rd) quartile of premiums paid in these selected transactions relative to the target company’s closing stock prices one (1) day, one (1) week and one (1) month prior to the public announcement of the transaction, ranged from 20% to 70% and that when a premium of 20% to 70% was applied to the closing price of $13.69 per share of common stock of Sevcon on July

14, 2017 the resulting range of implied prices, rounded to the nearest $0.25, was $16.50 to $23.25 per share of common stock of Sevcon; and

•	a range of implied present values of the future price per share of common stock of Sevcon, which was calculated by:

•	deriving a range of illustrative prices per share of common stock of Sevcon by (a) applying illustrative EV/EBIT multiples ranging from 12.0x to 15.0x to estimated EBIT of Sevcon for fiscal year 2019, as provided in the June forecasts, (b) subtracting the estimated $2.5 million net debt of Sevcon as of the end of fiscal year 2019~~, as provided in~~ calculated by Rothschild using the June forecasts and information provided by the management of Sevcon and approved for Rothschild’s use, and (c) dividing by the number of fully diluted shares of common stock of Sevcon outstanding, ~~as~~which ranged from 7,302,812 to 7,352,886 shares, as calculated by Rothschild using the treasury method and equity capitalization information provided by the management of Sevcon and approved for Rothschild’s use;

•	discounting the range of illustrative future prices per share of common stock of Sevcon at fiscal year-end 2019 back to July 14, 2017 using a discount rate of 17.0%, reflecting an estimate of Sevcon’s cost of equity derived by application of the capital asset pricing model, which requires certain inputs including Sevcon’s beta, betas for comparable companies, the estimated marginal cash tax rate for Sevcon and the estimated marginal cash tax rates of comparable companies, the capital structure weightings for Sevcon and the capital structure weightings of comparable companies, the risk-free rate and an equity risk premium, including a size risk premium;

which resulted in an illustrative range of implied present values, rounded to the nearest $0.25, of $17.25 to $21.50 per share of common stock of Sevcon.

(6)	The last paragraph on page 62 of the section entitled “The Merger—Interests of the Directors and Officers of Sevcon in the Merger” is hereby amended and restated as follows (the additional language is underlined):

Two of our executive officers, Matt Boyle, our President and Chief Executive Officer, and Paul Farquhar, our Vice President and Chief Financial Officer, have service and non-competition/non-solicitation agreements with Sevcon that provide certain severance benefits upon a change in control. Moreover, prior to or following the closing, our executive officers may discuss or enter into agreements with Parent or its affiliates regarding employment with, or the right to purchase equity or participate in equity incentive compensation plans of, Parent or its affiliates. As of the date of this proxy statement, there have been no amendments to those service and non-competition/non-solicitation agreements and no new employment agreements with Parent or its affiliates.